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                                  EXHIBIT 5


                          BAKER & HOSTETLER CONSENT




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                                  Exhibit 5


                              Baker & Hostetler
                          3200 National City Center
                            1900 East Ninth Street
                            Cleveland, Ohio 44114


                              December 28, 1994


The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143


Gentlemen:

   We have acted as counsel to The Progressive Corporation, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 300,000 Common Shares, $1.00 par value (the "Common Shares"), of the Company pursuant to the Company's Executive Deferred Compensation Plan (the "Plan").

   In connection with the foregoing, we have examined: (a) the Amended Articles of Incorporation, as amended, and Code of Regulations, as amended of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

   Based on such examination, we are of the opinion that:

   1. The Company is a corporation validly existing under the laws of the State of Ohio.

   2. The Common Shares available for issuance under the Plan, when issued pursuant to the Plan will have been legally issued, and will be fully paid and nonassessable.

   We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement.


          Very truly yours,

          /s/ Baker & Hostetler